                                                                     EXHIBIT  11


                            GENERAL HOST CORPORATION

                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)

                    (In thousands, except per share amounts)

                                          Twelve Weeks Ended      Twenty-Eight Weeks Ended
                                        -----------------------   ------------------------
                                        August 14,  August 15,      August 14,  August 15,
                                           1994        1993            1994        1993
                                        ----------  ----------    ------------  ----------
Earnings:
  Net income (loss)                     $  (3,373)  $  (8,552)      $   6,058   $  (1,976)
                                        =========   =========       =========   =========

Shares used for calculating primary
  earnings per share:
  Average common shares outstanding        21,101      21,017          21,071      20,423
                                        =========   =========       =========   =========

  Additional shares resulting from
    assumed exercise of stock options           0           8               0          14
                                        ---------   ---------       ---------   ---------

  Weighted average number of common
    shares outstanding, as adjusted        21,101      21,025          21,071      20,437
                                        =========   =========       =========   =========

Net income (loss) per share             $    (.16)  $    (.41)      $     .29   $    (.10)
                                        =========   =========       =========   =========





               Note: This calculation is submitted in accordance
            with Securities Exchange Act of 1934 Release No. 9083.